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                    August 28, 2020

       Jimmy Wayne Anderson
       Principal Executive Officer
       Global Technologies, Ltd.
       510 1st Ave. N., Suite 901
       St. Petersburg, FL 33701

                                                        Re: Global
Technologies, Ltd.
                                                            Registration
Statement on Form 10-12G
                                                            Filed on June 8,
2020
                                                            File No. 000-25668

       Dear Mr. Anderson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing